EXHIBIT 10.5

January 9, 2006

AMCON Distributing Company
7405 Irvington Road
Omaha, Nebraska 68122

And

The Beverage Group, Inc.
2 North Lake Avenue, Suite 910
Pasadena, California 91101

And

Chamberlin Natural Foods, Inc.
430 North Orlando Avenue
Winter Park, Florida 32789

And

Hawaiian Natural Water Company, Inc.
98-746 Kuahao Place
Pearl City, Hawaii 96782

And

Health Food Associates, Inc.
7807 East 51st Street
Tulsa, Oklahoma 74145

And

Trinity Springs, Inc.
1101 West River Street
Suite 370
Boise, Idaho 83702


  RE:  FOURTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED LOAN AND
             SECURITY AGREEMENT (THIS "AMENDMENT")

Gentlemen:

AMCON Distributing Company, a Delaware corporation, ("AMCON"), The Beverage Group, Inc., a Delaware corporation, ("Beverage Group"), Chamberlin Natural Foods, Inc., a Florida corporation, ("Chamberlin Natural"), Hawaiian Natural Water Company, Inc., a Delaware corporation, ("Hawaiian Natural"), Health Food Associates, Inc., an Oklahoma corporation, ("Health Food"), and Trinity Springs, Inc., a Delaware corporation, ("Trinity Springs"), (AMCON, Beverage Group, Chamberlin Natural, Hawaiian Natural, Health Food, and Trinity Springs are each referred to as a "Borrower" and are collectively referred to as "Borrowers") and LaSalle Bank National Association, a national banking association (in its individual capacity, "LaSalle"), as agent (in such capacity as agent, "Agent") for itself, Gold Bank, a Kansas state bank, and all other lenders from time to time party to the Loan Agreement referred to below ("Lenders"), have entered into that certain Amended and Restated Loan and Security Agreement dated September 30, 2004 (the "Loan Agreement"). From time to time thereafter, Borrowers, Agent and Lenders may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Loan Agreement (the Loan Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrowers, Agent and Lenders now desire to waive certain Events of Default under the Agreement and further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  The Agreement hereby is amended as follows:

  (a) Subsection 4(c) of the Agreement is amended to add thereto the following new provision:

    (iix) Waiver and Amendment Fee: Borrowers shall pay to Agent, for the benefit of the Lenders, a waiver and amendment fee in the amount of Forty Thousand and No/100 Dollars ($40,000.00), which fee shall be fully earned by Lenders on the date of the Fourth Amendment and Waiver to Amended and Restated Loan and Security Agreement and payable on January 9, 2006.

  (b) The last sentence of Subsection 12(d) of the Agreement is amended and restated in full, to read as follows:
Borrowers shall pay to Agent all customary fees and all costs and out-of-pocket expenses incurred by Agent in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

  (c) Section 12 of the Agreement is amended to add thereto the following new Subsection (l):

      (l)  Turnaround Consultant.  On or before January 31, 2006,
Borrowers shall hire a turnaround consultant acceptable to the Agent in the Agent's sole and absolute discretion.

  (d) Section 14 of the Agreement is amended to add thereto the following new Subsection (d):

      (d)  EBITDA.
Borrowers shall not permit EBITDA (on a consolidated basis for all Borrowers, excluding Beverage Group, Hawaiian Natural and Trinity) to be less than (i) One Hundred Thousand and No/100 Dollars ($100,000.00) as of the last day of each month for the one-month period then ending,
(ii) One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00) as of March 31, 2006 for the three-month period then ending, (iii) Three Million Two Hundred Thousand and No/100 Dollars ($3,200,00.00) as of June 30, 2006 for the six-month period then ending, (iv) Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00) as of September 30, 2006 for the nine-month period then ending, and (v) Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00) as of December 31, 2006 for the twelve-month period then ending; provided, however, that Borrowers shall not permit EBITDA (on a consolidated basis for all Borrowers, excluding Beverage Group, Hawaiian Natural and Trinity) to be less than Zero and No/100 Dollars ($0.00) as of February 28, 2006 for the one-month period then ending.

  (e) Section 15 of the Agreement is amended to add thereto the following new Subsection (o):

      (o)  AMCON-Trinity Guaranty.
Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, subsection 13(a) hereof and subsection 15(i) hereof), (i) the making of any payment (in cash or other property) by any Borrower under, pursuant to or in connection with the AMCON-Trinity Guaranty, and/or (ii) the entry of any judgment or orders against any Borrower requiring any Borrower to make any payment (in cash or other property) under, pursuant to or in connection with the AMCON-Trinity Guaranty.

2. Agent and Lenders hereby (i) waive any Event of Default existing under Subsection 15(b) of the Agreement as a result of the failure of the Borrowers to agree to the sale or liquidation of Hawaiian Natural and Trinity Springs, as required by Subsection 17(l) of the Agreement, and (ii) waive any Event of Default that would occur, if not waived, under Subsection 15(g) of the Agreement as a result of the commencement of any proceedings in bankruptcy by or against Hawaiian Natural or Trinity Springs or for the liquidation or reorganization of Hawaiian Natural or Trinity Springs, or alleging that Hawaiian Natural or Trinity Springs is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of Hawaiian Natural's or Trinity Springs' debts. The waivers set forth in this Section 2 are waivers of the specific Events of Default enumerated herein and are not, nor should they be construed to be, a waiver of any other existing or future Event of Default, whether or not similar to the Events of Defaults enumerated herein.

3. This Amendment shall not become effective until fully executed by all parties hereto and until Agent is in receipt of an original of this Amendment.

4. Except as expressly amended hereby, the Agreement hereby is ratified and confirmed by the parties hereto and remains in full force and effect in accordance with the terms thereof.

LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as Agent and a Lender

By: /s/ Michael Etienne

Title: Vice President


GOLD BANK, a Kansas state bank, as a Lender

By: /s/ Mark Jannaman

Title: Vice President





ACKNOWLEDGED AND AGREED TO this 9th day of January, 2006:

AMCON DISTRIBUTING COMPANY

By: /s/ Michael D. James

Title: Vice President and Chief Financial Officer


THE BEVERAGE GROUP, INC.

By: /s/ Michael D. James

Title: Secretary


HAWAIIAN NATURAL WATER COMPANY, INC.

By: /s/ Michael D. James

Title: Secretary


CHAMBERLIN NATURAL FOODS, INC.

By: /s/ Michael D. James

Title: Secretary


HEALTH FOOD ASSOCIATES, INC.

By: /s/ Michael D. James

Title: Secretary


TRINITY SPRINGS, INC.

By: /s/ Michael D. James

Title: Assistant Secretary

Consented and agreed to by the following guarantor(s) of the obligations of AMCON DISTRIBUTING COMPANY, THE BEVERAGE GROUP, INC., HAWAIIAN NATURAL WATER COMPANY, INC., CHAMBERLIN NATURAL FOODS, INC., and HEALTH FOOD ASSOCIATES, INC. to LaSalle Bank National Association, as Agent.

/s/ William F. Wright

Date:  January 9, 2006